UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2024

WORLD HEALTH ENERGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30256	59-2762023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1825 NW Corporate Blvd. Suite 110

Boca Raton, FL 33431

(Address of principal executive offices, including zip code)

(561) 870-0440

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 2, 2024, World Health Energy Holdings, Inc., a Delaware corporation ( “WHEN”), entered into and executed an agreement (the “Agreement”) with Intent HQ Limited (“IHQ”), a company incorporated under the laws of England and Wales pursuant to which IHQ Invested and granted to WHEN a worldwide, royalty-free, perpetual, nonexclusive, sublicensable, irrevocable license to IHQ’s Edge SDK, in both source-code and object-code formats and associated documentation (collectively, the “Perpetual License”). In consideration of the Perpetual License. WHEN undertook to issue on or prior to July 13, 2024, 25,038,272,832 shares (the “Consideration Shares”) of WHEN’s common stock, par value $0.00001 per share (the “Common Stock”). The Consideration Shares represents approximately 4.8% of the issued and outstanding share capital of WHEN following such issuance. Under the terms of the Agreement, IHQ also undertook to provide professional consulting services to enable WHEN to implement, develop and commercialize its own and joined products based on the product materials or any portions or derivative works thereof, all subject to the terms and conditions set forth therein.

The strategic alliance represented by this agreement aims to leverage WHEN’s cybersecurity products in combination with IHQ’s modules to introduce to the market novel products in the cybersecurity field applicable to both the business and individual level.

The Agreement provides that the Consideration Shares are subject to a Lock Up Agreement for a period of 12 months from the date of their issuance, but the lock up would be automatically canceled on the date of the Uplisting (as defined below). In addition, the lock up may be cancelled unilaterally by IHQ, in its sole discretion, in which case the Perpetual License will be considered fully paid. Under the terms of the Agreement, WHEN undertook to complete an uplisting (the “Uplisting”) of its shares of Common Stock on NYSE, NASDAQ or the Chicago Board Options Exchange prior to June 28, 2025 (the “Uplisting Target Date”).

Under the terms of the Agreement, WHEN may at any time prior to the Uplisting Target Date, at its sole discretion without any obligation whatsoever, pay IHQ in cash $5 million dollar as a license fee for the Perpetual License, upon which the entirety of the Consideration Shares shall be returned to WHEN. If the Uplisting occurs on or before the Uplisting Target Date, then upon Uplisting the Perpetual License shall be deemed to have been fully paid for by the issuance of the Consideration Shares, and all of IHQ’s rights of termination of the Agreement and rights related to cancellation of Lock Up shall terminate and no longer be in force and effect. However, if the Uplisting does not occur before the Uplisting Target Date and, or WHEN has not paid $5 million license fee for the Perpetual License, then IHQ has the right, within 30 days of the Uplisting Target Date, to terminate the Agreement and return to WHEN all of the Consideration Shares.

In the event that WHEN or a subsidiary will raise funds on or prior to December 28, 2025 (the “Target Fundraise Period”) in connection with, from or relating to the Uplisting (whether or not the Uplisting ultimately occurs) for a specified amount (the “Target Fundraise”), WHEN is obligated to pay IHQ a marketing advisory fee at a specified the rate for each dollar cumulatively raised during the Target Fundraise Period over and above the Target Fundraise

The foregoing description of the Agreement and the Lock Up Agreement are not complete and are subject to and qualified in its entirety by reference to the Agreement and the Lock Up Agreement, copies of which are filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and the terms of which are incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities;

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02. The issuance of the Agreed Consideration Shares to IHQ shall be exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), as a transaction by the Company not involving a public offering. At the time of their issuance, the shares of common stock will be deemed to be restricted securities for purposes of the Act and will bear restrictive legends to that effect.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1*	Agreement by and between the Company and Intent HQ Limited

10.2	Lock-Up Agreement

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

* Portions of this exhibit (indicated by bracketed asterisks) are omitted in accordance with the rules of the Securities and Exchange Commission because they are both not material and the Company customarily and actually treats such information as private or confidential.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD HEALTH ENERGY HOLDINGS, INC.

Date: July 8, 2024	By:	/s/ Giora Rozensweig
Giora Rozensweig
Chief Executive Officer